Exhibit 10.45

SECURITIES PURCHASE AGREEMENT

between

ELEVATION PARTNERS, L.P.

and

PALM, INC.

Dated as of December 22, 2008

i

(Continued)

-ii-

(Continued)

		Page
8.9	Governing Law	40
8.10	Consent to Jurisdiction	40
8.11	WAIVER OF JURY TRIAL	40
8.12	Company Disclosure Letter References	41
8.13	Counterparts	41

-iii-

(Continued)

Exhibits

A – Certificate of Designation

B – Form of Warrant

C – Amended and Restated Registration Rights Agreement

D – Amended and Restated Stockholders’ Agreement

E – Rights Agreement Amendment

-iv-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2008 between Elevation Partners, L.P., a Delaware limited partnership (“Elevation”) and Palm, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I, unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, the Company will sell and issue to Elevation 100,000 detachable units (each, a “Unit” and collectively, the “Purchased Units”) for a purchase price of $1,000 per Unit (the “Transaction”), which Units are each comprised of (i) one (1) newly-issued share of Company Series C Preferred Stock (all such shares purchased by Elevation or permitted assignee hereto, collectively, the “Purchased Shares”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, the form of which is attached hereto as Exhibit A (the “Certificate of Designation”), and (ii) warrants for the purchase of 70 shares of Company Common Stock (all such warrants purchased by Elevation or permitted assignee hereto, collectively, the “Purchased Warrants”), the form of which is attached hereto as Exhibit B (the “Warrant”), for an aggregate purchase price of $100,000,000 to be paid in two installments as provided herein.

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Transaction in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, Elevation has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable Law upon the terms and conditions contained herein.

WHEREAS, as a condition to the consummation of the Transaction, the Company and Elevation will enter into the Amended and Restated Stockholders’ Agreement and the Amended and Restated Registration Rights Agreement on the Closing Date.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Elevation to enter into this Agreement, the Company and Computershare Trust Company of New York are entering into an amendment (the “Rights Agreement Amendment”) to that certain Preferred Stock Rights Agreement, dated as of September 25, 2000, as amended (the “Company Rights Agreement”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, Elevation and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Investment and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Elevation and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement to be dated as of the Closing Date between the Company and Elevation in substantially the form attached hereto as Exhibit C.

(c) “Amended and Restated Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement to be dated as of the Closing Date between the Company and Elevation in substantially the form attached hereto as Exhibit D.

(d) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in each case that are applicable to the transactions contemplated by this Agreement.

(e) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(g) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of August 29, 2008.

(h) “Company Board” shall mean the Board of Directors of the Company.

(i) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(j) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Agreement.

(k) “Company ESPP” shall mean the Company’s 1999 Amended and Restated Employee Stock Purchase Plan, as amended.

(l) “Company IP” shall mean all Intellectual Property that is owned by or used by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

(m) “Company IP Agreements” shall mean all material contracts (i) under which the Company or any of its Significant Subsidiaries uses any Licensed Company IP incorporated into any Company Product, other than licenses and related services agreements for generally commercially available, off-the-shelf software programs, or (ii) under which the Company or any of its Significant Subsidiaries has licensed to others the right to use any Company IP, other than agreements entered into in the ordinary course of business.

(n) “Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is or would reasonably be expected to be materially adverse to the business, operations, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein) and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries or geographies in which the Company operates; (B) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries or geographies in which the Company operates; (C) any conditions arising out of acts of terrorism or war, weather conditions or earthquakes to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (D) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (E) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement other than Section 5.1, or the failure to take any action in the ordinary course of business prohibited by this Agreement; (F) any actions taken outside of the ordinary course of business at the written request of, or with the written consent of, Elevation, or failure to take action, or such other Changes, in each case, to which Elevation has approved, consented to or requested; (G) any changes in Law or in GAAP; (H) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); or (J) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) related to this Agreement or any of the transactions contemplated hereby; provided, further, that in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, the matters set forth on Section 1.1(n) of the Company Disclosure Letter shall be taken into account.

(o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(p) “Company Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, employee loan, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not subject to ERISA) under which any current or former director, officer, independent contractor or employee of the Company or its Subsidiaries has any present or future right to benefits or under which the Company or its Subsidiaries is obligated to contribute for such current or former directors, officers, independent contractors or employees.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

(r) “Company RSU” shall mean any restricted stock unit or performance shares with respect to Company Common Stock outstanding under any of the Company Stock Plans.

(s) “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Agreement (as amended pursuant to Section 5.2).

(t) “Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Agreement (as amended pursuant to Section 5.2).

(u) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under the Company ESPP and Company Options.

(v) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 1999 Stock Plan, Amended and Restated 1999 Director Option Plan and Amended and Restated 2001 Stock Option Plan for Non-Employee Directors, (ii) the Handspring, Inc. 1998 Equity Incentive Plan, as amended, the Handspring, Inc. 1999 Executive Equity Incentive Plan, as amended, and the Handspring, Inc. 2000 Equity Incentive Plan, as amended, (iii) the Inducement Option Agreement between the Company and Jonathan Rubinstein and the Inducement Restricted Stock Unit Agreement between the Company and Jonathan Rubinstein, and (iv) any other compensatory option plans assumed by the Company pursuant to a merger, acquisition or other similar transaction pursuant to which there are outstanding awards as of the date hereof.

(w) “Credit Agreement” shall mean the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., dated as of October 24, 2007.

(x) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(y) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

(z) “Environmental Law” shall mean any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof and shall include the European Union Restriction of Hazardous Substances and Waste Electrical and Electronic Equipment Directives and any other similar Laws.

(aa) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(bb) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(cc) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(dd) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(ee) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “waste,” “contaminant,” “toxic” or words of similar meaning or effect, and shall include petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(ff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “Intellectual Property” shall mean any or all of the following and all United States and foreign rights in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, confidential information, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications for registration thereof, throughout the world (“Copyrights”); (iv) all Domain Names; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); (vii) all databases and data collections and all rights therein throughout the world; and (viii) any similar or equivalent rights to any of the foregoing (as applicable).

(hh) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.

(ii) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(jj) “Leases” shall mean all Contracts under which real property is currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries.

(kk) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Authority.

(ll) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(mm) “Licensed Company IP” shall mean all Company IP, other than the Owned Company IP.

(nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(oo) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(pp) “Owned Company IP” shall mean that portion of the Company IP that is owned by the Company and its Subsidiaries.

(qq) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings (and for which adequate retainage or other reserves are held); (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, each of which is of record, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use and operation of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended May 30, 2008 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 29, 2008; (viii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company; (ix) statutory, common law or contractual liens of landlords and (x) Liens arising under the Credit Agreement and/or the Guarantee and Collateral Agreement dated as of October 27, 2007 among the Company, certain of its subsidiaries and JPMorgan Chase Bank, N.A.

(rr) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ss) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(tt) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(vv) “Significant Subsidiary” means (i) Palm Ireland Investment Incorporated, (ii) Palm Global Operations Limited, (iii) Palm Europe Limited and (iv) Palm Asia Pacific Limited.

(ww) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(xx) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(yy) “Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

(zz) “Transaction Agreements” means this Agreement, the Amended and Restated Stockholders’ Agreement, the Amended and Restated Registration Rights Agreement, the Warrants and the Certificate of Designation.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Blue Sky	4.8
Certificate of Designation	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Disclosure Letter	ARTICLE III
Company Rights Agreement	Recitals
Company SEC Reports	3.8
Company Securities	3.6(c)
Confidentiality Agreement	5.7
Consent	3.3
Contracts	3.12(a)(ii)
Deferred Purchase Price Date	2.2(c)
DGCL	Recitals
Elevation	Preamble
Material Contract	3.12(a)
Minimum Proceeds	2.3(b)
Permits	3.17

Term	Section Reference
Purchase Price	2.1
Purchased Shares	Recitals
Purchased Warrants	Recitals
Related Party	8.8
Rights Agreement Amendment	Recitals
Series B Preferred Certificate of Designation	5.10
Strip	2.3(a)
Subsidiary Securities	3.5(b)
Successor Entity	8.8
Termination Date	7.1(b)
Trade Secrets	3.15(c)
Transaction	Recitals
Transfer Deadline	2.3(b)
Transfer Request	2.3(b)
Warrant	Recitals

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE TRANSACTION

2.1 Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, including the satisfaction or waiver of the applicable conditions set forth in ARTICLE VI, the Company agrees to issue and sell to Elevation, and Elevation agrees to purchase from the Company, the Purchased Units for an aggregate purchase price of $100,000,000 (the “Purchase Price”), to be paid in two installments as provided herein, free and clear of any Liens, other than Liens imposed by the Transaction Agreements and/or applicable Law.

2.2 Closing.

(a) Subject to the provisions of this Agreement, including the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the closing of the Transaction (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than 9:00 a.m. (California time) on January 31, 2009, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

(b) At the Closing:

(i) the Company shall deliver, or cause to be delivered, to Elevation, stock certificate(s) representing such number of shares of Company Series C Preferred Stock and Warrants representing such number of Purchased Warrants which, together, represent the Purchased Units; and

(ii) Elevation shall deliver, or cause to be delivered, to the Company the first installment of the Purchase Price in an amount equal to $1,000 (the “First Installment Payment” and the date on which such payment is made, the “First Installment Payment Date”) by wire transfer of immediately available funds to an account that the Company shall designate at least two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount).

(c) At the later of the Closing and January 15, 2009 (the “Second Installment Payment Date”), Elevation shall deliver, or cause to be delivered, to the Company an amount equal to $99,999,000 (the “Second Installment Payment,” and collectively with the First Installment Payment, the “Installment Payments”) by wire transfer of immediately available funds to an account that the Company shall designate at least two Business Days prior to the Second Installment Payment Date.

2.3 Requested Post-Closing Transfer.

(a) It is the intention of the parties hereto that the Company have the right to require Elevation, under certain circumstances and subject to certain conditions as provided in this Section 2.3, to transfer a portion of the Units purchased by Elevation under this Agreement to designated financial institutions or pursuant to an underwritten public offering for a purchase price per Unit equal to or greater than the purchase price per Unit hereunder (a “Proposed Transfer”). The Company agrees to keep Elevation reasonably informed on a prompt basis of the status of and any developments regarding any potential Proposed Transfer, including any proposed terms of such Proposed Transfer and the identity of any prospective transferee, and will provide Elevation with drafts of all agreements proposed to be entered into and Disclosure Documents proposed to be delivered with respect to any Proposed Transfer. All such agreements will be provided to Elevation as early as reasonably practicable under the circumstances (and in any event at least five (5) Business Days prior to execution of such agreements) and shall be subject to Elevation’s review and reasonable comment, which shall be completed as soon as practicable, but in any event prior to the expiration of such five (5) Business Day period. Upon the terms and subject to the conditions set forth in this Section 2.3, Elevation agrees to transfer the number of Units specified in any Transfer Request up to an aggregate of 49,000 Units to one or more financial institutions or pursuant to an underwritten public offering as designated by the Company in any Transfer Request complying with the requirements of this Section 2.3. At any time and from time to time after the Closing, the Company shall have the right to deliver to Elevation a written notice requesting a Proposed Transfer (a “Transfer Request”), which Transfer Request must: (i) provide that the transfer will be consummated no less than three (3) Business Days after delivery of such Transfer Request but no later than March 31, 2009 (the “Transfer Deadline”), (ii) describe all material terms with respect to such Proposed Transfer, which terms must include that the purchase price will be payable solely in cash by the transferee by wire transfer of immediately available funds and that such purchase price will result in Elevation receiving net proceeds of no less than $1,000 per Unit (the “Minimum Proceeds”) at the closing of such Proposed Transfer and (iii) include copies of all agreements proposed to be entered into and Disclosure Documents to be delivered with respect to such transfer. All agreements and arrangements to be entered into by Elevation with respect to such Proposed Transfer must be reasonably satisfactory in form and substance to Elevation and conform to the requirements provided in this Section 2.3. If and to the extent the purchase price payable in respect of any transferred Unit exceeds the Minimum Proceeds (such amount, an “Excess Payment”) then the terms of such Proposed Transfer shall provide that such Excess Payment shall be payable directly to the Company or, to the extent such terms do not so provide, the Transfer Request shall include the wire transfer information as to the account of the Company to which Elevation shall pay such Excess Payment and upon receipt thereof Elevation shall immediately transfer the Excess Payment to the Company to such account.

(b) In furtherance of any Proposed Transfer with respect to which a Transfer Request has been delivered in accordance with the provisions of this Section 2.3, Elevation agrees to take the following actions to the extent necessary to effect the Proposed Transfer pursuant to the Transfer Request: (i) enter into customary agreements providing for the transfer of the relevant securities, including a customary underwriting agreement to the extent applicable, in each case in form and substance reasonably satisfactory to Elevation, and provided that any such agreements (1) shall contain no representations and warranties by Elevation other than as to Elevation’s execution, delivery and performance of such agreements, ownership and title to the securities to be transferred and information provided for inclusion in any offering documentation to the extent such information was provided in writing by Elevation and stated to be specifically for use therein, and (2) shall provide that Elevation shall have no liability with respect to such Proposed Transfer or such agreements except to the extent it breaches such representations and warranties or fails to fulfill its obligation to transfer the securities being sold thereunder in breach of the agreement, (ii) agree to “market-standoff” or lockup obligations in customary form provided that any such obligation expires on or before the Restricted Period Termination Date (as such term is defined in the Amended and Restated Stockholders’ Agreement), and (iii) enter into a customary power-of-attorney and custody arrangement in connection with such Proposed Transfer to the extent necessary. The obligation of Elevation to effect any Proposed Transfer is subject to: (A) the representation and warranty of the Company contained in the last sentence of Section 2.3(c) being true and correct in all respects; (B) the representations and warranties of the Company contained in Section 3.1, Section 3.6(e), the fourth sentence of Section 3.8, Section 3.9(a), Section 3.24 and Section 3.25 being true and correct in all material respects as of the date of consummation of any Proposed Transfer, and the Company shall deliver Elevation a certificate certifying to such effect, validly executed for and on behalf of the Company by a duly authorized officer of the Company; (C) Elevation’s reasonable satisfaction that the Company has complied with, and that the Proposed Transfer will comply with, all applicable state and federal securities laws, including with respect to disclosure obligations; and (D) to the extent reasonably requested by Elevation in connection with an underwritten public offering, delivery of customary comfort letters and legal opinions.

(c) In connection with any Proposed Transfer with respect to which a Transfer Request has been delivered the Company shall prepare and furnish to Elevation in accordance with this Section 2.3 such disclosure materials regarding the Company and the Company’s securities, including the Units, as are necessary for the consummation of the Proposed Transfer in accordance with the requirements of the Securities Act and any other applicable state of federal securities law (such disclosure materials, together with any amendment or supplement thereto and all documents incorporated therein by reference, the “Disclosure Documents”). The Company hereby represents and warrants to Elevation that the Disclosure Documents will not, on each of the date of the Transfer Request, the date of delivery to the transferee to which such Transfer Request relate and on the date of the consummation of the Proposed Transfer, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company shall pay all reasonable fees and expenses incurred by Elevation in connection with each Proposed Transfer (including any transfer taxes associated therewith and all reasonable fees and expenses of Elevation’s counsel and other advisors) and shall provide customary indemnification to the purchasers of such securities (and any underwriters thereof) in connection with the Proposed Transfer (and any underwritten offering thereof). In addition, the Company shall (i) indemnify and hold harmless Elevation, its Affiliates and their respective Related Parties (the foregoing, collectively, the “Indemnified Parties”) from and against all claims, losses, damages and liabilities, joint or several, actions or proceedings (whether commenced or threatened in writing) in respect thereof (“Claims”) and expenses suffered or incurred by any of them arising out of or based upon any Proposed Transfer, the Disclosure Documents and any breach of the representations and warranties of the Company referred to in Section 2.3(b) except, in the case of any Indemnified Party, to the extent such Claims arise from the breach by Elevation of its obligations pursuant to this Section 2.3, and (ii) reimburse each Indemnified Party promptly upon demand for any reasonable fees and disbursements of counsel and any other reasonable expenses actually incurred in connection with investigating and defending or settling any such Claim; provided, the indemnity agreement contained in this Section 2.3(d) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed). The Company also agrees that if for any reason the foregoing indemnification is unavailable to the Indemnified Parties or insufficient to hold the Indemnified Parties harmless, then the Company shall contribute to the amount paid or payable to the Indemnified Parties as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the Company and such Indemnified Parties in connection with the actions which resulted in such Claim and any other relevant equitable considerations. The provisions of this Section 2.3(d) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, its heirs and representatives and shall be in addition to any obligations which the Company may otherwise have under other agreements or otherwise.

(e) Notwithstanding anything to the contrary in the Amended and Restated Stockholders’ Agreement, Elevation agrees that during the period commencing on the Closing Date and ending on the date of the Transfer Deadline, except pursuant to and in furtherance of any Transfer Request, Elevation shall not (i) transfer more than 50,000 Units to a third party other than a successor or assignee bound by the obligations of Elevation hereunder , or (ii) cause more than 50,000 shares of Company Series C Preferred Stock to be converted into Company Common Stock or Warrants for the purchase of more than 3,500,000 shares of Company Common Stock to be exercised, and any attempt by Elevation to transfer, convert or exercise such securities in violation of this Section 2.3(e) shall be void and have no force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Elevation on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in any Company SEC Reports filed by the Company with the SEC prior to the date hereof and after January 1, 2007 (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), the Company hereby represents and warrants to Elevation as follows:

3.1 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated by the Transaction Agreements and to perform its obligations thereunder. The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been, and the other Transaction Agreements will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Elevation, this Agreement constitutes, and the other Transaction Agreements will constitute at the Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.2 Non-Contravention and Required Consents. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining such Consents set forth in Section 3.3 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries that in the aggregate are material to the Company and its Subsidiaries, taken as a whole, other than Permitted Liens, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Transaction.

3.3 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Designation with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.4 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except in the case of such Subsidiaries other than the Significant Subsidiaries as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and the Company is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Elevation complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Significant Subsidiaries, and (b) the final minutes of all meetings of the Company Board and each committee of the Company Board (other than minutes of such meetings that are related to the Company Board’s evaluation of its strategic alternatives, business combination transactions and other related matters, including the Transaction). Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.5 Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Significant Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Significant Subsidiary’s business as presently conducted. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.6 Capitalization.

(a) As the date of this Agreement, the authorized capital stock of the Company consists of (i) 2,000,000,000 shares of Company Common Stock, and (ii) 125,000,000 shares of Company Preferred Stock, of which, 2,000,000 shares have been designated Series A Participating Preferred Stock and 325,000 shares have been designated Series B Preferred Stock. As of November 28, 2008: (A) 110,541,274 shares of Company Common Stock were issued and outstanding, (B) 325,000 shares of Company Series B Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since November 28, 2008, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of Company Capital Stock (other than issuances pursuant to the exercise of Company Options granted under a Company Stock Plan or the vesting of other Company Stock-Based Awards, and repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan).

(b) The Company has reserved 31,056,325 shares of Company Common Stock for issuance under the Company Stock Plans. As of November 28, 2008, with respect to the Company Stock Plans, there were outstanding Company Options and Company RSUs with respect to 23,294,035 shares of Company Common Stock and 1,425,874 shares of Company Common Stock issuable under other Company Stock-Based Awards (excluding Company Options and Company RSUs) issued under the Company Stock Plans and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as approved or authorized by the Company’s Compensation Committee or the Company’s Compensation Committee Chair. Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with applicable Law.

(c) Except as set forth in this Section 3.6, as of the date of this Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Significant Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(e) (i) Upon the filing of the Certificate of Designation, the Purchased Shares will be duly authorized and (ii) the Company Common Stock into which the Purchased Shares or Purchased Warrants may be convertible or exercisable have been duly authorized and validly reserved for issuance. When the Purchased Shares and Purchased Warrants are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designation, all such Purchased Shares and Purchased Warrants (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to Elevation (or other assignee as contemplated under Section 8.3) free and clear of all Liens, excluding Liens imposed by the Transaction Agreements and/or applicable Law. When the shares of Company Common Stock into which the Purchased Shares or Purchased Warrants may be convertible or exercisable are issued in accordance with the provisions of the Certificate of Designation or such Purchased Warrants, all such shares (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to Elevation (or its Permitted Transferees, as such term is defined in the Amended and Restated Stockholders’ Agreement) free and clear of all Liens, excluding Liens imposed by the Transaction Agreements and/or applicable Law.

3.7 Offering Valid. Assuming the accuracy of the representations and warranties of Elevation contained in Sections 4.6 and 4.7 hereof, the offer, sale and issuance of the Purchased Shares and Purchased Warrants and the conversion of the Purchased Shares into, or exercise of Purchased Warrants for, Company Common Stock will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.

3.8 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof, and the Company will file prior to the Closing all forms, reports and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Elevation or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have complied or will comply, as the case may be, with the published rules and regulations of the SEC in effect at the time of filing with respect thereto and each of such financial statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and its Subsidiaries, taken as a whole, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities that do not and would not have a Company Material Adverse Effect.

3.11 Absence of Certain Changes. Since the date of the Company Balance Sheet through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Significant Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

3.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) all contracts restricting the payment of dividends upon, or the redemption, conversion or exercise of, the Company Series C Preferred Stock, the Purchased Warrants or the Company Common Stock issuable upon conversion thereof; and

(ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole (the Material Contracts together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”).

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c) Each Material Contract and every other Contract of the Company or its Subsidiaries, the breach or termination of which, would have a Company Material Adverse Effect, is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.13 Title and Sufficiency of Properties and Assets; Liens, Condition, Etc. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and valid title to their respective owned properties and assets, and good and valid title to their respective leasehold estates in leased properties and assets, in each case subject to no Liens, other than Permitted Liens. The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted in all material respects. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all of the Leases are valid and in full force and effect against the Company or any of its Subsidiaries party thereto and, to the Company’s Knowledge, the counterparties thereto, and (b) there is not, under any of such Leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

3.14 Intellectual Property.

(a) To the Company’s Knowledge, all of the issued Patents, registered Copyrights and registered Trademarks included within Owned Company IP are valid, enforceable and unexpired, and have not been canceled or abandoned.

(b) The Owned Company IP does not infringe or misappropriate, the Intellectual Property of any third party except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Legal Proceeding to which the Company is a party is pending, or to the Company’s Knowledge, threatened, against the Company, that (i) would cancel, limit or challenge the ownership, use, value, validity or enforceability of any Owned Company IP, (ii) would cancel, limit or challenge the Company’s use of any Licensed Company IP, or (iii) alleges any material infringement or misappropriation by the Company or any of its Subsidiaries, or by the use of any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business, of the Intellectual Property rights of any third party, and the Company has no Knowledge of any facts or circumstances that would create a valid basis for the same. The Company and its Significant Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP.

(c) To the Company’s Knowledge, the Company and each of its Significant Subsidiaries has taken reasonable and appropriate steps to protect and maintain the Owned Company IP, including without limitation the confidentiality of any confidential information or trade secrets included in the Owned Company IP (collectively, the “Trade Secrets”), except to the extent that failure to do so would not have a Company Material Adverse Effect. To the Company’s Knowledge, all use and disclosure by the Company or any of its Significant Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Significant Subsidiaries have and enforce a policy requiring employees and those of its consultants and contractors involved in the development of any Intellectual Property to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Elevation.

(d) The Company and its Significant Subsidiaries take all reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. The Company’s and its Significant Subsidiaries’ products, software, databases, systems, networks and Internet sites are free from any material defect, malicious computer code or programs that can cause harm to computer systems or other software, including any material worms, bugs viruses, Trojan horses, documentation error or corruptant, malware or any “spyware”, and anything similar to the foregoing. The Company and its Subsidiaries comply in all material respects with all relevant laws, rules and regulations and their own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no claims have been asserted or, to the Company’s Knowledge, threatened against the Company or any Subsidiary by any person alleging a violation of any of the foregoing.

(e) To the Knowledge of the Company, (A) no third parties to the Company IP Agreements are in material breach thereof, (B) there are no pending disputes regarding the scope of the Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under the Company IP Agreements, and (C) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in the breach of, or create on behalf of any third party the right to terminate or modify any Company IP Agreement.

(f) To the Company’s Knowledge, as of the date hereof, none of the Company’s products that are distributed by the Company or its Subsidiaries use, incorporate or have embedded in them any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like) that requires or conditions the disclosure, licensing or distribution of the source code of any material Owned Company IP that is embedded in such Company’s products.

3.15 Tax Matters.

(a) The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed as of the date hereof (or extensions have been duly obtained) and have paid all Taxes required to have been paid by it through the date hereof, except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, and except to the extent such Taxes are both (A) being challenged in good faith and (B) adequately provided for on the financial statements.

(b) Neither the Company nor any Subsidiary has any current liability, and the Company has no knowledge of any events or circumstances which could result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise, except for those liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar Contract or arrangement, except for agreements among the Company and its Subsidiaries, that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Affect.

(d) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for such failures to withhold, collect or deposit that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(f) There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent.

(g) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.16 Company Plans.

(a) With respect to each Company Plan, no liability has been incurred and there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, in each case under ERISA, the Code, or any other Law. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Plan or for which the Company or any of its Subsidiaries has any indemnification.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event(s)), will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans or (E) result in “parachute payments” (as defined in Section 280G of the Code), including any payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Company Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(e) As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has or, to the Knowledge of the Company, is negotiating, any material collective bargaining agreement, labor union contract or trade union agreement relating to its employees. There is no material labor or trade union organizing activity pending or, to the Knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries.

(f) There are no pending or, to the Knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Permits. The Company and its Significant Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.18 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.18 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (b) applicable laws with respect to Taxes, which are covered in Section 3.15, (c) ERISA and other employee benefit-related matters, which are covered in Section 3.16, or (d) Environmental Laws, which are covered in Section 3.19.

3.19 Environmental Matters. Except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or, to the Knowledge of the Company, threatened, Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.20 Litigation. Except as specifically set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended August 29, 2008, there is no Legal Proceeding pending, or to the Company’s Knowledge, currently threatened against the Company or any of its Subsidiaries (including with respect to any Company Plan) which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No court or government or regulatory authority has imposed or, to the Company’s Knowledge is threatening to impose, a material adverse Order on the Company and its Subsidiaries. As of the date hereof, except as set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended August 29, 2008, there is no material Legal Proceeding by the Company or any of its Subsidiaries currently pending.

3.21 Insurance. The Company and its Significant Subsidiaries have all material policies of insurance covering the Company, its Significant Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’

compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies.

3.22 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.23 Brokers. Except for Morgan Stanley & Co., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.24 Company Rights Agreement. The Company has amended the Company Rights Agreement in the form attached hereto as Exhibit E.

3.25 State Anti-Takeover Statutes. Neither Section 203 of the DGCL nor any other state takeover statute or similar statute or regulation applies to or purports to apply to the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

ELEVATION

Elevation hereby represents and warrants to the Company as follows:

4.1 Organization. Elevation is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Elevation is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.2 Authorization. Elevation has all requisite corporate power and authority to execute and deliver this Agreement and the Amended and Restated Stockholders’ Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amended and Restated Stockholders’ Agreement by Elevation and the consummation by Elevation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Elevation, and no other corporate or other proceeding on the part of Elevation is necessary to authorize, adopt or approve this Agreement, the Amended and Restated Stockholders’ Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and the Amended and Restated Stockholders’ Agreement will be at the Closing, duly executed and delivered by Elevation and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Elevation, enforceable against it in accordance with their respective terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention and Required Consents. The execution, delivery or performance by Elevation of this Agreement, the consummation by Elevation of the transactions contemplated hereby and the compliance by Elevation with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the limited partnership agreement of Elevation, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Elevation is a party or by which Elevation or any of its properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law or Order applicable to Elevation or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Elevation, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Elevation or any of its Affiliates in connection with the execution, delivery and performance by Elevation of this Agreement and the consummation by Elevation of the transactions contemplated hereby, except (i) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (iii) any Consents that may be required in connection with the transactions contemplated by Section 2.3, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.5 Litigation. There is no Legal Proceeding pending or, to the knowledge of Elevation, threatened, against or affecting Elevation or any of its properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement. Elevation is not subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.6 Purchase Entirely for Own Account. Subject to the transactions contemplated by Section 2.3, the Purchased Shares and the Purchased Warrants will be acquired for investment for Elevation’s own account, not as a nominee or agent, and not with a view to the resale, distribution or offering of any part thereof, and Elevation has no present intention of selling, granting any participation in, or otherwise distributing the same. Elevation does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Shares and the Purchased Warrants or the Company Common Stock into which the Purchased Shares and Purchased Warrants are, respectively, convertible and exercisable.

4.7 Accredited Investor; Investment Experience. Elevation has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Purchased Shares and the Purchased Warrants, it is able to bear the economic consequences thereof, and it qualifies as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Elevation is experienced in evaluating and investing in securities of emerging publicly traded high technology companies and acknowledges that it can bear the economic risk of its investment. Elevation is a “U.S. Person” as that term is defined in the Internal Revenue Code of 1986, as amended, and has not been formed for the specific purpose of acquiring the Purchased Shares.

4.8 Restricted Securities. Elevation understands that the Purchased Shares and the Purchased Warrants have not been, and will not be, registered under the Securities Act or any state securities (“Blue Sky”) law, by reason of a specific exemption from the registration provisions of the Securities Act and the applicable Blue Sky laws, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Elevation’s representations as expressed herein. Elevation understands that as such the Purchased Shares and the Purchased Warrants (and the Company Common Stock into which such Purchased Shares and the Purchased Warrants are, respectively, convertible and exercisable) are characterized as “restricted securities” under the Securities Act and that under the Securities Act and applicable regulations such Purchased Shares and Purchased Warrants (and the Company Common Stock into which such Purchased Shares and Purchased Warrants are, respectively, convertible and exercisable) may be resold without registration under the Securities Act only in certain limited circumstances. Elevation represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.9 Stockholders’ Agreement. The Purchased Shares shall be subject to the restrictions contained in the Amended and Restated Stockholders’ Agreement.

4.10 Legends. It is understood that the Purchased Shares, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

4.11 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Elevation.

4.12 Sufficient Funds. Elevation has legally binding capital commitments sufficient to, and will have, on the First Installment Payment Date and the Second Installment Payment Date, respectively, sufficient funds to, pay the Installment Payment payable at such date pursuant to Section 2.2.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Interim Conduct of Business. Except as set forth in Section 5.1 of the Company Disclosure Letter or otherwise expressly contemplated by the terms of this Agreement, prior to the Closing, each of the Company and its Subsidiaries shall not, without the prior consent of Elevation:

(a) amend or modify its certificate of incorporation, its bylaws or the Certificate of Designation in a manner that would require the consent of the holders of the Company Series C Preferred Stock if effected following the Closing (other than the filing of the Certificate of Designation, and an amendment to the Series B Preferred Certificate of Designation pursuant to Section 5.10, with the Secretary of State of the State of Delaware at or prior to the Closing);

(b) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of Company Common Stock pursuant to existing compensation, benefits, option, restricted share or employment agreement or plan existing on the date hereof; or (D) take any action that would result in an adjustment of the conversion price under the Company Series C Preferred Shares had the Company Series C Preferred Shares been outstanding at the time of such action;

(c) change the number of directors from nine (9) members or change the current and anticipated future structure of the Company Board, except as contemplated by the Amended and Restated Stockholders’ Agreement;

(d) amend, alter or change the rights, preferences, privileges or powers of the Company Common Stock or the Company Series C Preferred Stock or designate or amend the rights, preferences or privileges of any other series of Company Preferred Stock;

(e) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for issuances of Company Securities which would not require the prior vote or written consent of holders representing at the least a majority of the then-outstanding shares of Company Series C Preferred Stock pursuant to Section 4(c) of the Certificate of Designation if the Certificate of Designation were deemed to be effective and shares of Series C Preferred Stock outstanding as of the date of this Agreement;

(f) (A) file, or consent by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) make an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, or (D) take any corporate action for the purpose of any of the foregoing;

(g) dissolve, liquidate or wind up the Company; or

(h) authorize any of, or commit to agree to take, any of the foregoing actions.

5.2 Rights Plan. Prior to the Second Installment Payment Date, the Company shall further amend the Company Rights Agreement in a manner reasonably satisfactory to Elevation to comply with the intention expressed in Section 4.5 of the Amended and Restated Stockholders’ Agreement.

5.3 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Elevation and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Transaction set forth in ARTICLE VI to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each of Elevation and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

5.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Elevation shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

5.5 Notification of Certain Matters. Prior to the Closing, the Company shall give prompt written notice to Elevation of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE III to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement. Prior to the Closing, Elevation shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to Elevation the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE IV to be untrue, or the failure of Elevation to comply with or satisfy any covenant or agreement under this Agreement.

5.6 Public Statements and Disclosure. Neither the Company nor Elevation shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.7 Confidentiality. Elevation acknowledges that it is bound by the Confidentiality Agreement, dated November 13, 2007 (the “Confidentiality Agreement”), between the Company and Elevation, which Confidentiality Agreement will continue in full force and effect in accordance with its terms, subject to Section 8.4.

5.8 Section 16 Matters. Prior to the Closing, the Company shall take all such steps as may be required to cause any acquisitions or dispositions of shares of capital stock of the Company in connection with the transactions contemplated by this Agreement (including derivative securities of such shares) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9 Capital. Subject to, and in accordance with, Section 154 of the DGCL, the Company shall, by resolution of the Company Board, as of the Closing, determine that (i) the “capital” (within the meaning of Section 154 of the DGCL) of the Purchased Shares and the Company Common Stock to be issued upon the exercise of any Purchased Warrants shall be the aggregate par value of such Purchased Shares or the aggregate par value of such Company Common Stock, as the case may be, (ii) the portion of the Purchase Price applicable to such Purchased Shares in excess of the capital (determined pursuant to clause (i)) shall be “surplus” (within the meaning of Section 154 of the DGCL), and (iii) with respect to the shares of Company Common Stock to be issued upon the exercise of any Purchased Warrants, the excess of (A) the sum of the portion of the Purchase Price paid in respect of such Purchased Warrants and the exercise price in connection with such exercise over (B) the capital (determined pursuant to clause (i)) shall be “surplus” (within the meaning of Section 154 of the DGCL).

5.10 Series B Preferred Stock Certificate of Designation Amendment. The parties hereto agree to take all actions required to amend the certificate of designation of the Series B Preferred Stock of the Company (the “Series B Preferred Certificate of Designation”) and to cause the filing of such amendment to the Series B Preferred Certificate of Designation with, and the acceptance thereof by, the Secretary of State of the State of Delaware at or prior to the Closing to conform to the appropriate provisions in the Series B Preferred Certificate of Designation to those in Sections 1(b)(ii), 2(a), 2(b)(v), 2(b)(vi), 4(a), 4(b)(i), 4(b)(iv), 4(c)(ii), 4(c)(iv), 4(d), 4(f), 5(b), 5(c) (it being understood that the only change shall be a new sentence added to the end of such Section), 7(a)(ii)(D), 8(d), 8(q), 8(x) and 8(uu) of the Certificate of Designation.

5.11 Allocation of Purchase Price. As soon as practicable after the Closing, the Company shall deliver to Elevation a statement allocating the Purchase Price between the Purchased Shares and the Purchased Warrants comprising the Purchased Units. If within 10 days after the delivery of such statement Elevation notifies the Company in writing that Elevation objects to the allocation, the Company and Elevation shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that the Company and Elevation are unable to resolve such dispute within 20 days, the Company and Elevation shall jointly retain a nationally recognized bank or appraisal firm (the “Appraisal Firm”) to resolve the dispute. The costs, fees and expenses of the Appraisal Firm shall be borne equally by the Company and Elevation. The Company and Elevation agree to be bound for all tax purposes by the allocation, and shall not take any contrary tax position regarding such allocation, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code) or a comparable concept under applicable law.

5.12 Series B Stockholders Agreement. The Company agrees that the execution, delivery and performance of this Agreement and the other Transaction Agreements, and the consummation of, and any actions taken by any of the Elevation Entities (as defined in the Series B Stockholders Agreement) or their respective Affiliates in connection with, the transactions contemplated hereby and thereby shall not violate the terms of that certain Palm, Inc. Stockholders Agreement, dated as of October 24, 2007 (the “Series B Stockholders Agreement”), by and among the Company, Elevation and the other parties thereto

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1 Conditions Precedent to Each Party’s Obligations to Consummate the Closing. The respective obligations of Elevation and the Company to consummate the Closing shall be subject to the satisfaction or waiver (where permissible under applicable Law) of each of the following conditions: Any material clearances, consents, approvals, orders and authorizations of Governmental Authorities required to permit the consummation of the Closing, if applicable, shall have been obtained.

(b) No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Closing illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Closing in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that is in effect and has the effect of making the Closing illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Closing in any jurisdiction in which the Company has material business or operations.

(c) The Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware.

6.2 Conditions Precedent to the Obligations of Elevation. The obligations of Elevation to consummate the Closing shall be subject to the satisfaction or waiver of each of the following conditions, any of which may be waived exclusively by Elevation:

(a) The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date, including the amendment of the Company Rights Agreement pursuant to Section 5.2.

(b) The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (other than the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(b), 3.6(e), 3.24 and 3.25 which shall be true and correct in all material respects), (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.2(a)(ii), all “Company Material Adverse Effect” and “material” qualifications set forth in such representations and warranties shall be disregarded.

(c) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Neither a Triggering Event (as defined in the Certificate of Designation) nor a Fundamental Change (as defined in the Certificate of Designation) shall have occurred.

(e) Elevation shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) have been satisfied.

(f) The Company shall have executed and delivered to Elevation the Amended and Restated Stockholders’ Agreement.

(g) The Company shall have executed and delivered to Elevation the Amended and Restated Registration Rights Agreement.

(h) Elevation shall have received from legal counsel to the Company an opinion in customary form as to: (i) the corporate power and authority of the Company to conduct its business, execute and deliver this Agreement, the Amended and Restated Stockholders’ Agreement, the Amended and Restated Registration Rights Agreement and the Warrants (collectively, the “Covered Agreements”) and perform its obligations thereunder; (ii) due authorization, execution and delivery of the Covered Agreements; (iii) the Covered Agreements being valid and binding obligations of the Company; (iv) the enforceability of the Covered Agreements; (v) due authorization of the Purchased Shares, the Purchased Warrants, and the Common Stock issuable upon conversion or exercise thereof and such securities upon issuance being validly issued, fully paid and nonassessable; (vi) the Company Series C Preferred Stock having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation; (vii) the due authorization and approval and filing of the Certificate of Designation; and (viii) due reservation of the Company Common Stock underlying the Company Series C Preferred Stock and Warrants, which opinion shall be addressed to Elevation and dated as of the Closing Date.

6.3 Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the Closing shall be subject to the satisfaction or waiver of each of the following conditions, any of which may be waived exclusively by the Company:

(a) The representations and warranties of Elevation set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

(b) Elevation shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing.

(c) The Company shall have received a certificate of Elevation, validly executed for and on behalf of Elevation by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Elevation shall have executed and delivered to the Company the Amended and Restated Stockholders’ Agreement.

(e) Elevation shall have executed and delivered to the Company the Amended and Restated Registration Rights Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the occurrence of the Closing (it being agreed that the party hereto terminating this Agreement or determining to abandon the Transaction pursuant to this Section 7.1 shall give prompt written notice of such termination or abandonment to the other party or parties hereto):

(a) by mutual written agreement of Elevation and the Company;

(b) by either Elevation or the Company if the Closing shall not have occurred by February 28, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement or abandon the Transaction pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Transaction set forth in ARTICLE VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Elevation or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transaction illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that is in effect and has the effect of making the Transaction illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the Transaction in any jurisdiction in which the Company has material business or operations, and such Order has become final and non-appealable;

(d) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) Elevation shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Elevation set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Transaction set forth in Section 6.3 are not capable of being satisfied by the Termination Date; or

(e) by Elevation, in the event that (i) Elevation is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) (A) the Company shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Transaction set forth in Section 6.2 are not capable of being satisfied by the Termination Date.

7.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and ARTICLE VIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses. Subject to Section 2.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Transaction is consummated.

7.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Elevation and the Company.

7.5 Extension; Waiver. At any time and from time to time prior to the Closing Date, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Elevation contained in this Agreement shall terminate at the Closing Date, and only the covenants that by their terms survive or are to be performed at or after the Closing shall so survive the Closing; provided, however, that the representations and warranties of the Company set forth in Section 3.1, Section 3.6(e), the fourth sentence of Section 3.8, Section 3.9(a), Section 3.24 and Section 3.25 shall survive the Closing Date until the expiration of the statute of limitations therefor.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Elevation, to:

Elevation Partners, L.P.

70 East 55th Street, 12 Floor

New York, New York 10022

Attention: Bret Pearlman

Facsimile No.: (212) 317-6556

with copies (which shall not constitute notice) to:

Elevation Partners

2800 Sand Hill Road, Suite 160

Menlo Park, California 94025

Attention: Tracy Hogan

Facsimile No.: (650) 687-6710

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: Richard Capelouto, Esq.

                 Kirsten Jensen, Esq.

Facsimile No.: (650) 251-5002

(b)	if to the Company to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: William M. Kelly

                  Sarah K. Solum

Facsimile: (650) 752-2112

8.3 Assignment. Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Elevation may assign its rights and obligations hereunder to the management company of Elevation or the general partner of the general partner of Elevation or any of their controlled Affiliates (including Elevation Employee Side Fund, LLC) without the prior written consent of the Company; provided that no such assignment of its rights or obligations hereunder shall relieve Elevation of its obligations hereunder with respect to the Company to the extent that an assignee does not perform its obligations hereunder. Each such assignee (i) agrees to be bound jointly and severally with the assignor hereunder, (ii) agrees that the representations, warranties, covenants and other agreements made by Elevation herein shall be deemed to have been made by such assignee, and (iii) shall execute a counterpart to this Agreement, the execution of which shall constitute such assignee’s agreement to the terms of this Section 8.3.

8.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until terminated in accordance with its terms.

8.5 Third Party Beneficiaries. Other than the Indemnified Parties who shall be third party beneficiaries of Section 2.3, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the parties hereto or otherwise create any third-party beneficiary hereto.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding the foregoing, the liability of any party hereto for Damages with respect to any breach of this Agreement shall not exceed an amount equal to the Purchase Price. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto acknowledge and hereby agree that each of the Company and Elevation shall be entitled to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, those covenants and obligations set forth in Article II.

8.8 No Recourse. No Person other than Elevation and its successors and assigns shall have any obligation hereunder and (a) notwithstanding that Elevation is a partnership, no recourse hereunder or under any Closing certificate delivered in connection herewith shall be had against any Related Party of Elevation or any Related Party of any of Elevation’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of Elevation or any Related Party of any of Elevation’s Related Parties under this Agreement or any Closing certificate delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Section 8.8 shall relieve any Person for any liability for fraud. As used herein, “Related Party” shall mean any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of the undersigned or any of its successors or permitted assigns or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of any of the foregoing, other than Elevation or its assignees hereunder, or any Successor Entity. As used herein, “Successor Entity” means, to the extent Elevation, any of its assigns hereunder, or any Successor Entity (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, the continuing or surviving entity or such Person.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

8.11 WAIVER OF JURY TRIAL. EACH OF ELEVATION AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ELEVATION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure or from the requirement of the representation or warranty giving rise to such disclosure.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELEVATION PARTNERS, L.P.		PALM, INC.

By:	Elevation Associates, L.P., as general partner	By:	/s/ Edward T. Colligan

By:	Elevation Associates, LLC, as general partner	Name:	Edward T. Colligan

By:	/s/ Bret Pearlman	Title:	President & CEO
Name:	Bret Pearlman
Title:	Member

[SECURITIES PURCHASE AGREEMENT]